                                                                   Exhibit 23.15
                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and the incorporation by reference in the Amendment No. 1 to the Registration Statement and Prospectus of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company of our report dated March 1, 1996 on the financial statements of Historic Hotel Partners of Birmingham, Limited Partnership, our reports dated October 8, 1997 and February 28, 1997 on the financial statements of Historic Hotel Partners of Chicago Limited Partnership, and our reports dated October 8, 1997 and February 21, 1997 on the financial statements of Historic Hotel Partners of Nashville Limited Partnership.

                                        /s/ Panell Kerr Forster PC


Alexandria, Virginia

December 9, 1997